FIRST AMENDMENT TO THE ALION SCIENCE AND TECHNOLOGY
CORPORATION 2002 STOCK APPRECIATION RIGHTS PLAN

WHEREAS, Alion Science and Technology Corporation (“Alion”) adopted the Alion Science and Technology Corporation 2002 Stock Appreciation Rights Plan (the “Plan”), effective December 21, 2002; and

WHEREAS, Alion desires to amend the Plan to clarify certain provisions to conform the payment of benefits under the Plan with distributions made under the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan (the “KSOP Plan”);

NOW, THEREFORE, pursuant to the powers reserved in Article VII of the Plan, Alion does hereby amend the Plan, effective as of December 21, 2002, as follows:

Section 5.3 of the Plan is hereby amended by striking paragraphs (c) and (d) thereof, and inserting the following paragraphs (c) and (d):

     "(c) Subject to section 5.3(d), payment by the Corporation of the amount receivable upon any exercise of a SAR shall be made by the delivery of cash in a lump sum following the next semi-annual valuation of Alion Stock for purposes of the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan (“Semi-annual ESOP Valuation”) after the date of exercise. Notwithstanding any other provision in this section 5.3(c) of the Plan, the Corporation may make payments earlier in a nondiscriminatory manner.

     (d) The Administrator has the discretion to delay payment of an Award for a period not to exceed five (5) years. If the payment is delayed beyond ninety (90) days following the Semi-annual ESOP Valuation, interest shall accrue from the date of such valuation. The interest shall be calculated at the prime rate as announced in the Wall Street Journal on the date of exercise. In making this determination, the Administrator will examine the available cash and anticipated cash needs of the Corporation.”

Except as amended by this instrument, the Plan, as previously stated, shall remain in full force and effect.

IN WITNESS WHEREOF, Alion has caused this instrument to be executed as of this 13th day of May, 2003, but effective as of December 21, 2002.

ALION SCIENCE AND TECHNOLOGY CORPORATION

By:	/s/ Bahman Atefi

Chief Executive Officer